NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 08, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 24, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger of RE/MAX Holdings, Inc. and Rome Wildlife, Inc., a direct wholly owned subsidiary of The Real Brokerage Inc. became effective on August 24, 2026. Each share of Class A Common Stock of RE/MAX Holdings, Inc. was converted into either USD 13.80, without interest, less any applicable fee, and tax, or 0.5150 of a share of Real REMAX Group Inc. Common Stock, which reflects the Stock Election Exchange Ratio by taking into account the 10-for-1 Share Consolidation. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 25, 2026.